PRESS RELEASE


FOR IMMEDIATE RELEASE

Dobson Communications Corporation today filed a Form 8-K with the Securities and Exchange Commission disclosing its intention to effect a private offering of $170 million of a series of its senior exchangeable preferred stock. The net proceeds from the private offering of the preferred stock will be used to redeem outstanding shares of the Company's Class F and Class G Preferred Stock, to reduce bank debt and for general corporate purposes, including acquisitions.

The Company today reported preliminary financial results for its cellular operations for the quarter ended March 31, 1999. Dobson reported that its total operating revenues for the first quarter of 1999 are approximately $68 million with earnings before interest expense, income taxes, depre-ciation and amortization, other income, and discontinued operations (EBITDA) of approximately $27 million. This information is based on preliminary results that are subject to final review and adjustment by the Company and its auditors. Final financial results are expected to be released the first week of May.

The Company's results for the first quarter of 1999 do not include any material operating revenue or EBITDA from the Ohio 2 and Texas 10 markets. The Company recently purchased subscribers from the previous operator of Ohio 2. The Company expects to complete the purchase of the subscribers in Texas 10 by May 31, 1999. The aggregate purchase price paid by the Company for the Ohio 2 and Texas 10 licenses was approximately $94 million.

The Company's subscriber count at March 31, 1999 was approximately 381,000, including 13,611 subscribers in Ohio 2 purchased late in the first quarter. This is an increase from 352,000 subscribers at December 31, 1998. Net subscriber additions for the quarter, not including subscribers purchased in Ohio 2, were approximately 16,000.

Dobson Communications is a leading provider of rural cellular telephone services, employing approximately 1,000 employees in its wireless operation, headquartered in Oklahoma City, Oklahoma. The Company currently has wireless operations in ten states located throughout the United States. Dobson Communications may be found on the World Wide Web at http://www.dobson.net.

The information in this release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate. Those statements, and the Company's business and prospects, are subject to a number of risks including, but not limited to, substantial capital expenditures required to fund its acquisitions, competition, government regulation and the ability of the Company to implement and continue its business strategy. These and other risks are described in the Company's documents and reports that are available from the Securities and Exchange Commission.

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